                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        R. R. DONNELLEY & SONS COMPANY
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               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

--------------------------------------------------------------------------------
NOTICE AND PROXY STATEMENT                          77 West Wacker Drive
ANNUAL MEETING OF STOCKHOLDERS                      Chicago, Illinois 60601-1696


                    [LOGO OF R.R. DONNELLEY & SONS COMPANY]


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MARCH 27, 1997
--------------------------------------------------------------------------------

The Annual Meeting of Stockholders of R. R. Donnelley & Sons Company will be held on Thursday, March 27, 1997, at eight o'clock a.m., Chicago time, at The Northern Trust Company, 50 South LaSalle Street, 6th Floor, Chicago, Illinois 60675 (enter at the door located at the corner of LaSalle Street and Monroe Street), for the following purposes:

 1. To elect four directors;

 2. To consider and vote on a stockholder proposal regarding executive compensation, if properly presented at the meeting; and

 3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

 Enclosed herewith is a Proxy Statement setting forth certain additional information.

 Only stockholders of record at the close of business on February 3, 1997 will be entitled to notice of and to vote at the meeting.

 Stockholders who do not expect to be present at the meeting are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time before it is exercised and stockholders who are present at the meeting may withdraw their proxies and vote in person. Revocation of a proxy may be effected in the manner provided on page 1 of the Proxy Statement.

                                              By Order of the Board of Directors

                                                              Monica M. Fohrman

                                                                       Secretary

February 18, 1997

                                               [LOGO]  Printed on recycled paper

--------------------------------------------------------------------------------
                                                    77 West Wacker Drive
                                                    Chicago, Illinois 60601-1696

                    [LOGO OF R.R. DONNELLEY & SONS COMPANY]

February 18, 1997

PROXY STATEMENT
--------------------------------------------------------------------------------

This Proxy Statement is furnished to stockholders of R. R. Donnelley & Sons Company in connection with the solicitation, by order of the Board of Directors, of proxies for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, March 27, 1997 (the "1997 Annual Meeting") at the time and place and for the purposes set forth in the accompanying notice of the meeting. This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about February 18, 1997.
 The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering a written notice of revocation to the Secretary of the Company or by executing a proxy bearing a later date which is exercised at the 1997 Annual Meeting. Attendance at the 1997 Annual Meeting will not automatically revoke a proxy, but a stockholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.
 All outstanding shares of the Company's common stock, par value $1.25 ("Common Stock"), represented by properly executed and unrevoked proxies received in the accompanying form in time for the 1997 Annual Meeting will be voted. A stockholder may, with respect to the election of directors (i) vote for the election of all four nominees named herein as directors, (ii) withhold authority to vote for all such director nominees or (iii) vote for the election of all such director nominees other than any nominee with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space on the proxy. A stockholder may, with respect to each other matter specified in the notice of the meeting (i) vote "FOR" the matter, (ii) vote "AGAINST" the matter or (iii) "ABSTAIN" from voting on the matter. Shares will be voted as instructed in the accompanying proxy on each matter submitted to stockholders. If no instructions are given, the shares will be voted for the election of all four nominees named herein as directors, and against the stockholder proposal regarding executive compensation, if it is properly presented at the 1997 Annual Meeting.
 A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "non-voted shares") will be considered shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum.
 The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote on the election of directors is required to elect directors. Accordingly, if a quorum is present at the meeting, the four persons receiving the greatest number of votes will be elected to serve as directors. Therefore, withholding authority to vote for a director(s) and non-voted shares with respect to the election of directors will not affect the outcome of the election of directors. If a quorum is present at the meeting, approval of each matter other than the

--------------------------------------------------------------------------------
election of directors requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote on such matter. An abstention with respect to such matter has the legal effect of a vote against such matter. Non-voted shares with respect to such matter will not affect the determination of whether such matter is approved.
 If a stockholder is a participant in the Company's Dividend Reinvestment Plan or Employee Monthly Investment Plan and the accounts are registered in the same name, the proxy represents the number of full shares in each plan account, as well as shares registered in the participant's name. If a stockholder is a participant in the Company's Tax Credit Stock Ownership Plan and the account is registered in the same name, the proxy will also serve as a voting instruction for the trustee of this plan.
 The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing; and certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telegraph. The Company has retained Morrow & Co. to aid in the solicitation of proxies for a fee of $8,000, plus out-of-pocket expenses.
 There were issued and outstanding 145,604,225 shares of Common Stock
(exclusive of 5,284,825 shares held in the Treasury) as of February 3, 1997. Each such issued and outstanding share is entitled to one vote upon each matter to be voted on at the 1997 Annual Meeting. The close of business on February 3, 1997 has been fixed as the record date for the determination of stockholders entitled to vote at the meeting.

ELECTION OF DIRECTORS

The Company's Certificate of Incorporation provides for three classes of directors of as nearly equal size as possible and further provides that the total number of directors shall be determined by the Company's By-Laws, except that the total number of directors shall be not less than nine nor more than twelve. The term of each class of directors is three years and the term of one class expires each year in rotation.
 The terms of the Directors of the Third Class expire at the 1997 annual election to be held at the 1997 Annual Meeting. At the present time it is intended that shares represented by the enclosed proxy will be voted for the election of James R. Donnelley, Thomas S. Johnson, George A. Lorch and M. Bernard Puckett as Directors of the Third Class for a three-year term expiring at the 2000 annual election. H. Blair White, who is a Director of the First Class, and John M. Richman, who is a Director of the Second Class, will retire on September 1, 1997 and December 1, 1997, respectively, in accordance with the Company's Retirement Policy for directors.
 All of the nominees are currently members of the Board of Directors. In the event that any nominee should become unavailable for reasons not now known, it is intended that such shares will be voted for such substitute nominee as may be selected by the Board of Directors or the Board may elect not to fill the vacancy and to reduce the number of directors.
 The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or by proxy at the 1997 Annual Meeting and entitled to vote on the election of directors is required to elect the nominees as
Directors of the Third Class.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTORS OF THE THIRD CLASS.
--------------------------------------------------------------------------------
INFORMATION ABOUT DIRECTORS AND NOMINEES FOR DIRECTORS

The names of the directors whose terms of office shall continue after the 1997 Annual Meeting and the nominees, their principal occupations during the past five years, certain other directorships held, and certain other information are set forth below.

--------------------------------------------------------------------------------
DIRECTORS OF THE THIRD CLASS
Nominated for election at the 1997 Annual Meeting for Terms Expiring in 2000
--------------------------------------------------------------------------------
[PHOTO]      JAMES R. DONNELLEY, Vice Chairman of the Board of the Company
             since July, 1990. From June, 1988 to July, 1990, he was Group President, Corporate Development. Prior to June, 1988, he was
             Group President, Financial Printing Services. He has been a director since 1976. He is a director of Sierra Pacific Resources and PMP Communications Ltd. Mr. Donnelley is a cousin of Charles
             C. Haffner III, a director of the Company. Age 61. Member of the Executive and Finance Committees.
--------------------------------------------------------------------------------
[PHOTO]      THOMAS S. JOHNSON, Chairman, President and Chief Executive
             Officer of GreenPoint Financial Corp. and its subsidiary, GreenPoint Bank, since 1993. He was President of Manufacturers Hanover Corporation and Manufacturers Hanover Trust Company, diversified financial institutions, from December, 1989 until
             July, 1991. He was President and a director of Chemical Banking Corporation and Chemical Bank from 1983 until December, 1989. He has been a director since 1990. He is a director of GreenPoint Financial Corp. and GreenPoint Bank and Online Resources & Communications Corporation. Age 56. Member of the Finance and
             Human Resources Committees.
--------------------------------------------------------------------------------
[PHOTO]      GEORGE A. LORCH, Chairman, President and Chief Executive Officer
             of Armstrong World Industries, Inc., a manufacturer of floor coverings, ceiling systems and industrial products, since March, 1994. He was President and Chief Executive Officer at Armstrong World Industries, Inc. from 1993 until 1994, Executive Vice President from 1987 until 1993 and Group Vice President from 1983 until 1987. He has been a director since 1996. He is a director of Armstrong World Industries, Inc., Dal-Tile International, The Stanley Works, and Household International, Inc. Age 55. Member
             of the Human Resources and Nominating and Governance Committees.
--------------------------------------------------------------------------------
[PHOTO] M. BERNARD PUCKETT, Former President and Chief Executive Officer of Mobile Telecommunication Technologies Corp., a provider of paging and wireless messaging services, serving from January, 1994 until January, 1996. He was Senior Vice President, Corporate Strategy and Development of International Business Machines from 1993 to 1994, Vice President and General Manager, Applications Solutions Division of International Business Machines from 1991 to 1993, and President, Data Systems Division of International Business Machines from 1988 to 1991. He has been a director since 1995. He is a director of Cognizant Corporation and P-Com. Age
             52. Member of the Audit and Finance Committees.

--------------------------------------------------------------------------------
DIRECTORS OF THE FIRST CLASS
Terms Expire in 1998
--------------------------------------------------------------------------------
[PHOTO] MARTHA LAYNE COLLINS, Director of International Business and Management at the University of Kentucky since July, 1996 and President, Martha Layne Collins & Associates, a consulting firm, since January, 1988. She was President of St. Catharine College, Springfield, Kentucky from July, 1990 until July, 1996, a Fellow at John F. Kennedy School of Government at Harvard University
             from January, 1989 to May, 1989 and was Executive-in-Residence, University of Louisville from January, 1988 to December, 1988.
             She was Governor of the Commonwealth of Kentucky from December, 1983 to December, 1987 and Lieutenant Governor from December,
             1979 to December, 1983. She has been a director since 1987. She is a director of Eastman Kodak Company and Mid-America Bancorp
             (dba Bank of Louisville). Age 60. Member of the Audit and
             Executive Committees.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
[PHOTO] CHARLES C. HAFFNER III, Retired Vice Chairman of the Board of the Company. He was Vice Chairman of the Board from February, 1984 until August, 1990. From March, 1983 to January, 1984, he served as Vice Chairman and Treasurer. He has been a director since
             1961. He is a director of DuKane Corporation, The Lakeside Bank and Protection Mutual Insurance Company. Mr. Haffner is a cousin of James R. Donnelley, a director of the Company. Age 68. Member of the Executive and Nominating and Governance Committees.
--------------------------------------------------------------------------------
[PHOTO] H. BLAIR WHITE, Counsel to the law firm of Sidley & Austin since January, 1995. He was the sole officer and shareholder of a corporate partner in the law firm of Sidley & Austin prior to January, 1995. He has been a director since 1979. He is a director of DEKALB Genetics Corporation. Age 69. Member of the Audit and Executive Committees.
--------------------------------------------------------------------------------
[PHOTO] STEPHEN M. WOLF, Chairman and Chief Executive Officer of USAir Group, Inc. and USAir, Inc. since January, 1996. He was Senior Advisor to Lazard Freres & Co., an investment banking firm, from August, 1994 until January, 1996. He was Chairman and Chief Executive Officer of UAL Corporation and United Air Lines, Inc. from 1987 to 1994. He has been a director since 1995. He is a director of Philip Morris Companies, Inc., USAir Group, Inc. and USAir, Inc. Age 55. Member of the Finance and Human Resources Committees.

--------------------------------------------------------------------------------
DIRECTORS OF THE SECOND CLASS
Terms Expire in 1999
--------------------------------------------------------------------------------
[PHOTO]      JUDITH H. HAMILTON, President and Chief Executive Officer of
             First Floor Software, an Internet software publisher, since
             April, 1996. She was President and Chief Executive Officer of Dataquest Incorporated, a high-technology market research analysis and consulting firm, from July, 1992 until December,
             1995, Senior Vice President and General Manager, Systems
             Division, of Locus Computing Corporation from 1991 to 1992 and a Partner of Ernst & Young and the National Director of Market Development for the Information Technology Organization of Ernst
             & Young from 1988 to 1991. She has been a director since 1995.
             She is a director of First Floor Software, Sentry Technology
             Group and Software.com, Inc. Age 52. Member of the Audit and Nominating and Governance Committees.
--------------------------------------------------------------------------------
[PHOTO] JOHN M. RICHMAN, Acting Chairman of the Board and Chief Executive Officer of the Company since October, 1996 and counsel to the law firm of Wachtell, Lipton, Rosen & Katz since January, 1990. He was Vice Chairman of Philip Morris Companies, Inc., a consumer packaged goods company, from December, 1988 until December, 1989, and was Chairman and Chief Executive Officer of Kraft, Inc. from 1979 to December, 1989. He has been a director since 1988. He is a director of BankAmerica Corporation, Bank of America NT & SA, Security Capital Atlantic Incorporated and USX Corporation. Age
             69. Member of the Executive Committee.
--------------------------------------------------------------------------------
[PHOTO] WILLIAM D. SANDERS, Chairman and Chief Executive Officer of Security Capital Group Incorporated, an owner and operator of public real estate companies, since 1990. Prior to 1990, he was Chairman of La Salle Partners Limited. He has been a director since 1986. He is a director of CarrAmerica Realty Corporation, Security Capital Group Incorporated and Storage USA, Inc. Age 55. Member of the Human Resources and Nominating and Governance Committees.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
[PHOTO] BIDE L. THOMAS, Retired President of Commonwealth Edison Company, a producer, distributor and seller of electric energy. He was President of Commonwealth Edison Company from September, 1987 until his retirement in December, 1992. He has been a director since 1987. He is a director of MYR Group Inc. and The Northern Trust Corporation. Age 61. Member of the Audit and Finance Committees.

--------------------------------------------------------------------------------

In 1996, the Board of Directors met nine times. During 1996, each director was present for 75% or more of the total number of meetings of the Board of Directors and Committees of the Board of which such director was a member.

 H. Blair White, a director of the Company, is Counsel to the law firm of Sidley & Austin. Sidley & Austin furnished legal services to the Company in 1996 and the Company expects the firm to continue to furnish legal services in 1997. The Company provides services at market rates to Sidley & Austin and to certain firms of which the Company's directors are now or were formerly officers and/or directors.

COMMITTEES OF THE BOARD OF DIRECTORS

The Company has standing Audit, Executive, Finance, Human Resources and Nominating and Governance Committees of the Board of Directors. The members of these Committees have been identified above.

 The Audit Committee recommends the selection of independent public accountants to the Board of Directors; reviews the scope of the audits performed by the independent public accountants and internal audit department, together with their audit reports and any recommendations made by them; reviews in January of each year the results of the audit for the prior fiscal year with the independent public accountants before the earnings report for such fiscal year is released publicly; and reviews periodically the performance of the Company's accounting and financial personnel. The Audit Committee also reviews the Company's financial disclosure documents, management perquisites, material litigation and regulatory proceedings and other issues relative to potentially significant corporate liability and reviews and monitors the Company's codes of conduct. The Audit Committee met three times in 1996.

 The Executive Committee is empowered to exercise all of the authority of the Board of Directors, except that it does not have the power to take specific actions delegated to other Committees or to take certain other actions enumerated in the Company's By-Laws. The Executive Committee meets as necessary and met one time in 1996.

 The Finance Committee reviews the financial policies of the Company and makes recommendations to the Board of Directors regarding the Company's financial condition and requirements for and disposition of funds, including the payment of dividends. The Finance Committee also reviews the performance and management of the Company's Retirement Benefit Plan. The Finance Committee met four times in 1996.

 The Human Resources Committee determines the annual salary, bonus and other benefits of selected senior officers of the Company and establishes and reviews, as appropriate, performance standards under compensation programs for senior officers. The Human Resources Committee recommends new employee benefit plans and changes to stock incentive plans to the Board of Directors, approves amendments to the non-stock employee benefit plans and administers all of the Company's employee benefit plans. The Human Resources Committee also recommends to the Board of Directors candidates for election as corporate officers. The Human Resources Committee met eight times in 1996.

-------------------------------------------------------------------------------

 The Nominating and Governance Committee recommends to the full Board nominees for election to the Board of Directors in connection with any meeting of stockholders at which directors are to be elected, and recommends to the full Board persons for appointment to fill any Board vacancy, such as may occur due to death, resignation, retirement or the creation of a new directorship, which the Board of Directors is authorized under the By-Laws to fill. The Nominating and Governance Committee also recommends to the Board policies and guidelines concerning criteria for Board membership, the structure and composition of Board Committees and other matters related to tenure and retirement of the Board members. The Nominating and Governance Committee met five times in 1996.

-------------------------------------------------------------------------------
BENEFICIAL OWNERSHIP OF COMMON STOCK

                           CERTAIN PRINCIPAL OWNERS

The following table lists the beneficial ownership of Common Stock with respect to all persons known to the Company to be the beneficial owner of more than 5% of Common Stock. The information shown was furnished by Northern Trust Corporation and Oppenheimer Group, Inc. The percentage of outstanding Common Stock owned by Northern Trust Corporation and Oppenheimer Group, Inc. is based on outstanding shares of Common Stock as of December 31, 1996.

                                     Number of Shares                % of Outstanding
Name and address                    Beneficially Owned                 Common Stock
-------------------------------------------------------------------------------------
Northern Trust Corporation              14,637,845(1)                     10.06%
50 South LaSalle Street
Chicago, Illinois 60675
Oppenheimer Group, Inc.                 14,337,075(2)                      9.85%
Oppenheimer Tower
World Financial Center
New York, New York 10281

--------
(1) Northern Trust Corporation is a parent holding company for The Northern Trust Company and other affiliates and files one Schedule 13G to report beneficial ownership by all such entities of the Common Stock. Includes shares as to which Northern Trust Corporation has or shares investment and voting power as follows: sole investment power, 4,586,171 shares (3.15%); shared investment power, 8,998,498 shares (6.18%); sole voting power, 9,016,987 shares (6.19%); shared voting power, 2,903,902 shares (1.99%).
    Also includes 5,496,117 (3.78%) shares which are shown elsewhere in this Proxy Statement as beneficially owned by James R. Donnelley; and 879,222 shares which are shown elsewhere in this Proxy Statement as beneficially owned by Charles C. Haffner III.
(2) Oppenheimer Group, Inc. is a parent holding company and files one Schedule 13G to report beneficial ownership by all subsidiaries of the Common
    Stock. Oppenheimer Group, Inc. shares the power to vote or direct the vote, and shares the power to dispose or direct the disposition of, all reported shares.
-------------------------------------------------------------------------------
 The descendants of Richard Robert Donnelley (1836-1899), the Company's founder, and members of their families, own approximately 22% of the outstanding Common Stock.

   BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

The following table lists the beneficial ownership, as of December 31, 1996, of Common Stock by all directors and nominees, each of the individuals named in the Summary Compensation Table and the directors and all six individuals serving as executive officers on December 31, 1996 as a group. The percentage of outstanding Common Stock owned by each such person is based on

-------------------------------------------------------------------------------
outstanding shares of Common Stock as of December 31, 1996, plus shares subject to stock options held by each such person.

                                                     Number of Shares       % of Outstanding
Name                                                 Beneficially Owned     Common Stock
--------------------------------------------------------------------------------------------
Directors
Martha Layne Collins                                             20,200 (1)        *
James R. Donnelley                                            6,447,673 (2)      4.43%
Charles C. Haffner III                                        1,339,160 (3)        *
Judith H. Hamilton                                                1,000            *
Thomas S. Johnson                                                25,933 (1)        *
George A. Lorch                                                     200            *
M. Bernard Puckett                                                6,680 (4)        *
William D. Sanders                                               26,060 (1)        *
Bide L. Thomas                                                   21,774 (1)        *
H. Blair White                                                   31,600 (1)        *
Stephen M. Wolf                                                  34,000 (4)        *
Named Executive Officers
Steven J. Baumgartner                                            48,891 (5)        *
Cheryl A. Francis                                                35,000 (6)        *
John M. Richman                                                  68,359 (7)        *
W. Ed Tyler                                                     158,671 (8)        *
John R. Walter                                                  179,810 (9)        *
Jonathan P. Ward                                                147,413(10)        *
Directors and all six Executive Officers as a group           8,412,614           5.78%

--------
   * Less than one percent.
(1) Includes 20,000 shares which are not now owned but which could be acquired by exercise of non-employee director stock options.
(2) Includes 8,400 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, and 67,320 shares which are not now owned but could be acquired by exercise of stock options. Includes 1,309,222 shares as to which he has sole investment and voting power and 5,059,415 (3.47%) shares as to which he shares investment and voting power. Does not include 37,013 shares owned by a family member as to which beneficial ownership is disclaimed.
(3) Includes 20,000 shares which are not now owned but which could be acquired by exercise of non-employee director stock options. Includes 439,938 shares as to which he has sole investment and voting power and 879,222 shares as to which he shares investment and voting power. Of such 879,222 shares, 609,678 shares are held in trusts as to which Mr. Haffner acts as a co-trustee and as to which Mr. Haffner has no economic interest. Does not include 73,730 shares owned by family members as to which beneficial ownership is disclaimed.
(4) Includes 4,000 shares which are not now owned but which could be acquired by exercise of non-employee director stock options.
(5) Includes 19,800 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, and 27,000 shares which are not now owned but which could be acquired by exercise of stock options.
(6) Includes 25,000 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, and 5,000 shares which are not now owned but which could be acquired by exercise of stock options.
(7) Includes 62,500 shares which are not now owned but which could be acquired by exercise of stock options.
(8) Includes 23,300 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, and 107,800 shares which are not now owned but which could be acquired by exercise of stock options.
(9) Does not include 1,973 shares owned by a family member as to which beneficial ownership is disclaimed.
(10) Includes 23,300 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, and 101,300 shares which are not now owned but which could be acquired by exercise of stock options.

-------------------------------------------------------------------------------

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of John M. Richman, the Acting Chairman and Chief Executive Officer since October 22, 1996, J. R. Walter, the Chairman and Chief Executive Officer of the Company until October 22, 1996, and the other four most highly compensated executive officers of the Company serving as such on December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                                               Long-Term Compensation
                                                           ---------------------------------
                              Annual Compensation                 Awards            Payouts
                           ----------------------------    ---------------------   ---------
                                                 Other
                                                Annual     Restricted Securities                 All
                                                Compen-      Stock    Underlying     LTIP       Other
 Name and Principal                             sation      Award(s)   Options/     Payouts    Compen-
      Position        Year Salary($)   Bonus($)   ($)        ($)(2)    SARs(#)        ($)    sation($)(3)
---------------------------------------------------------------------------------------------------------
J. M. Richman         1996   49,000(4)       0      20             0    89,000(5)          0         0
Acting Chairman
 and CEO
J. R. Walter          1996  986,790          0  53,274(1)          0         0             0    18,495
Former Chairman       1995  900,000    555,000  36,427     1,912,500   559,500     1,230,159    18,495
 and CEO              1994  800,000    494,316  50,220       269,563    59,500             0    18,495
S. J. Baumgartner     1996  350,000          0  17,060(1)          0    31,000             0     7,298
Executive VP and      1995  325,000    133,611   9,467       573,750   141,000       401,826     4,007
 Sector President     1994  250,000     90,110   9,716        65,263    16,500             0     4,007
C. A. Francis         1996  300,000          0       0             0   151,000             0     5,117
Executive VP and CFO  1995   62,500    180,000       0       937,500    25,000             0     5,117
W. E. Tyler           1996  368,000          0  21,679(1)          0    31,000             0     6,745
Executive VP and      1995  350,000    143,889  14,479       573,750   196,000       296,335     6,745
 Sector President     1994  277,500    108,003  13,514        93,638    21,000             0     5,565
J. P. Ward            1996  420,000          0  22,446(1)          0    31,000             0     7,538
Executive VP and      1995  400,000    164,444  16,893       573,750   196,000       339,867     7,538
 Sector President     1994  312,500    121,391  20,087        93,638    21,000             0     5,872

--------
(1) Includes the Company matched contribution under the Stock Purchase Plan equal to 50% of the amount contributed by the employee toward the purchase of Common Stock for the employee's account, and a cash payment equal to 20% of the amount the employee contributed to assist in the payment of taxes owed by the employee as a result of the Company matched contribution.
(2) Values of Restricted Stock Awards shown in the Summary Compensation Table are based on the closing price of Common Stock on the date of grant. As of December 31, 1996, John M. Richman held no shares of restricted Common Stock; J. R. Walter held no shares of restricted Common Stock; S. J. Baumgartner held 19,800 shares of restricted Common Stock, valued at $621,225 in the aggregate; C. A. Francis held 25,000 shares of restricted Common Stock, valued at $784,375 in the aggregate; W. E. Tyler held 23,300 shares of restricted Common Stock, valued at $731,038 in the aggregate; and J. P. Ward held 23,300 shares of restricted Common Stock valued at $731,038 in the aggregate. Values as of December 31, 1996 of restricted Common Stock are based on the closing price of the Common Stock on December 31, 1996. Dividends are paid on restricted Common Stock at the same rate and at the same time as on the Common Stock. All restricted Common Stock vests on the fifth anniversary of the date of grant.
(3) Premiums paid by the Company in connection with whole life insurance policies which are owned by the named executive officers.
(4) Fees paid while serving as a non-employee director of the Company during 1996.
(5) Includes options to purchase 4,000 shares of Common Stock granted while serving as a non-employee director of the Company during 1996.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                           OPTION/SAR GRANTS IN 1996

The following table sets forth certain information concerning options to purchase Common Stock granted in 1996 to the individuals named in the Summary Compensation Table.

                         Individual Grants
--------------------------------------------------------------------
                     Number of    % of Total
                    Securities   Options/SARs                         Grant
                    Underlying    Granted to  Exercise or              Date
                   Options/SARs  Employees in    Base     Expiration Present
      Name         Granted(#)(1)     1996     Price($/sh)    Date    Value($)
-------------------------------------------------------------------------------
J. M. Richman          4,000(2)      0.22%      35.5000     3/27/06   52,320(6)
                      85,000(3)      4.58%      31.1875    11/06/06  889,100(6)
J. R. Walter               0            0           n/a         n/a      n/a
S. J. Baumgartner     31,000         1.67%      30.3750    12/18/06  313,720(5)
C. A. Francis         40,000(4)      2.15%      57.7200    12/31/05  344,400(6)
                      40,000(4)      2.15%      67.3400    12/31/05  273,200(6)
                      40,000(4)      2.15%      76.9600    12/31/05  218,000(6)
                      31,000         1.67%      30.3750    12/18/06  313,720(5)
W. E. Tyler           31,000         1.67%      30.3750    12/18/06  313,720(5)
J. P. Ward            31,000         1.67%      30.3750    12/18/06  313,720(5)

--------
(1) Unless otherwise indicated, option becomes exercisable (at fair market value on the date of grant) over a four year period, with 20% of the shares becoming exercisable at the beginning of each of the second, third and fourth years following the date of grant and with the remaining portion of the option becoming exercisable at the end of the fourth year, unless the vesting schedule is accelerated to become fully exercisable upon death, retirement, disability or a change in control as defined in the Company's 1995 Stock Incentive Plan (a "Change in Control").
(2) Option granted pursuant to 1995 Stock Incentive Plan prior to Mr. Richman's appointment as Acting Chairman and CEO. Similar options were granted after the 1996 annual meeting of stockholders to all non-employee directors. The option becomes fully exercisable on March 26, 1997, unless the vesting schedule is accelerated upon a Change in Control.
(3) Option granted on November 7, 1996 in connection with Mr. Richman's agreement to serve as Acting Chairman and CEO. One-half of the option was exercisable on the date of grant (at fair market value on the date of grant) and one-half will become exercisable upon the appointment of a permanent CEO, unless the vesting schedule is accelerated upon a Change in Control.
(4) Option becomes fully exercisable (at a significant premium above the thirty day average closing price as of December 31, 1995) on June 30, 2005, except that exercisability may be accelerated upon a Change in Control or in the event Total Stockholder Return for any four-year period (each, a "Performance Period") during the period commencing on January 1, 1996 and ending on December 31, 2004 exceeds the cumulative total return during such Performance Period of the Standard and Poor's Industrial Index stock index. Total Stockholder Return means, with respect to any Performance Period, the fair market value on the last day of such Performance Period of the number of shares of Common Stock which is deemed to be purchased by investing $100 as of the day immediately preceding the first day of such Performance Period. In calculating Total Stockholder Return, dividends on the Common Stock are assumed to be reinvested in shares of Common Stock.
(5) The Black-Scholes option pricing method has been used to calculate present value as of date of grant, December 19, 1996. The present value as of the date of grant, calculated using the Black-Scholes method, is based on assumptions about future interest rates, stock price volatility and dividend yield. The Black-Scholes model is a complicated mathematical formula widely used to value exchange traded options. However, stock options granted by the Company to its executive officers differ from exchange traded options in three key respects: options granted by the

-------------------------------------------------------------------------------
   Company to its executives and non-employee directors are long-term, non-transferable and generally subject to vesting restrictions while exchange traded options are short-term and can be exercised or sold immediately in a liquid market. The Black-Scholes model relies on several key assumptions to estimate the present value of options, including the volatility of and dividend yield on the security underlying the option, the risk-free rate of return on the date of grant and the term of the option. In calculating the grant date present values set forth in the table, a factor of 22.864% has been assigned to the volatility of the Common Stock; based on daily stock market quotations for the twelve months preceding the date of grant, the yield on the Common Stock has been set at 2.50%; and based upon its annual dividend rate of $0.76 per share at the date of grant, the risk-free rate of return has been fixed at 6.34%, the rate for a ten year U.S. Treasury Note on the date of grant as reported in the Federal Reserve Statistical Release, and the exercise of the options has been assumed to occur at the end of the actual option term of ten years. There is no assurance that these assumptions will prove to be true in the future. Consequently, the grant date present values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, that may be realized by each individual will depend on the market price of Common Stock on the date of exercise.
(6) The Black-Scholes option pricing method (as described above) has been used to calculate present value of the following options as of the date of grant based on the following factors:

Date of Grant  Expiration Date Volatility Factor Yield Annual Dividend Rate Risk-Free Rate of Return
----------------------------------------------------------------------------------------------------
   3/28/96         3/27/06          23.925%      2.03%        $0.72                  6.27%
  11/07/96        11/06/06          23.238%      2.44%        $0.76                  6.20%
    1/1/96        12/31/05          21.223%      1.83%        $0.72                  5.65%

-------------------------------------------------------------------------------

 AGGREGATED OPTION/SAR EXERCISES IN 1996 AND FISCAL YEAR-END OPTION/SAR VALUES

The following table sets forth certain information concerning the exercise in 1996 of options to purchase Common Stock by the individuals named in the Summary Compensation Table and unexercised options to purchase such stock held by such individuals at December 31, 1996.

                                                    Number of Securities
                                                   Underlying Unexercised     Value of Unexercised
                                                       Options/SARs at      In-the-Money Options/SARs
                                                         12/31/96(#)            at 12/31/96($)(2)
                   Shares Acquired     Value      ------------------------- -------------------------
      Name         on Exercise(#)  Realized($)(1) Exercisable/Unexercisable Exercisable/Unexercisable
-----------------------------------------------------------------------------------------------------
J. M. Richman                0               0          62,500/46,500             94,500/21,250
J. R. Walter           290,900       2,795,012               0/0                       0/0
S. J. Baumgartner            0               0          27,000/188,500            53,250/94,063
C. A. Francis                0               0           5,000/171,000                 0/40,688
W. E. Tyler             12,000         193,124         107,800/242,200           822,350/91,838
J. P. Ward              12,000         206,624         101,300/242,200           743,944/91,838

--------
(1) The value realized equals the aggregate amount of the excess of the fair market value on the date of exercise (the average of the high and low prices of Common Stock as reported in the New York Stock Exchange Composite Transactions report for the exercise date) over the relevant exercise price(s).
(2) The value is calculated based on the aggregate amount of the excess of the average of the high and low prices of Common Stock as reported in the New York Stock Exchange Composite Transactions report for December 31, 1996 over the relevant exercise price(s).

RETIREMENT BENEFITS

Under the Company's Retirement Benefit Plan, employees who met the eligibility requirements accrued in 1996 an annual retirement benefit computed at the rate of 1.5% on compensation up to "covered compensation," and 2% on compensation in excess of "covered compensation" but not in

-------------------------------------------------------------------------------
excess of $150,000 (the maximum amount of compensation for 1996 on which benefits can accrue under current law). The formula for determining benefits has been revised at various times since the present Plan was adopted in 1951. The compensation covered by the Plan includes wages and salaries, supplementary compensation and commissions. An employee's "covered compensation" for a year is the average of the Social Security wage bases for the thirty-five-year period ending with such year. Prior to January 1, 1979, employees could elect to participate on a contributory basis. Since then, the Plan has been noncontributory, so that the Company pays the full cost of benefits credited under the Plan after December 31, 1978. Benefits are paid monthly after retirement for the life of the participant (straight life annuity amount) or, if the participant is married or has elected an optional benefit form, in an actuarially reduced amount for the life of the participant and the participant's surviving spouse or other surviving person named as a contingent member. Benefits under the Retirement Benefit Plan are limited to the extent required by provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974. If payment of actual retirement benefits is limited by such provisions, an amount equal to any reduction in retirement benefits will be paid as a supplemental benefit under the Unfunded Supplemental Benefit Plan adopted by the Board of Directors in 1981.
 The following table contains information concerning annual benefits payable pursuant to the Retirement Benefit Plan on a straight life annuity basis upon retirement at age 65 for the individuals named in the Summary Compensation Table. These benefits include the annual benefits to be paid at age 65 computed on service through December 31, 1996, estimated additional annual benefits which may be earned in the future, assuming the individuals continue in the Company's employ to age 65 and current compensation levels remain unchanged, and total estimated annual benefits on retirement at age 65.

                                     Estimated Additional
                                       Annual Benefits       Total Estimated
                 Annual Benefits        on Retirement        Annual Benefits
                   to be paid             at Age 65        Computed on Service
                    at Age 65       for Service after 1996 through December 31,
                  on the Basis      Assuming Continuation   1996 Plus Benefits
               of Service through       of Employment          Which May Be
 Individual   December 31, 1996 ($)    Until Age 65 ($)    Earned in Future ($)
-------------------------------------------------------------------------------
J. M. Rich-
 man                      0                      0                     0
J. R. Walter           (1)                   (1)                   (1)
S. J. Baum-
 gartner             28,477                253,363               281,840
C. A. Fran-
 cis                 19,766                517,994               537,760
W. E. Tyler          70,698                287,918               358,616
J. P. Ward           93,790                352,951               446,741

-------------------------------------------------------------------------------
(1) J. R. Walter ceased to earn additional benefits in October 1996 when he resigned his employment with the Company. Mr. Walter's estimated annual benefit to be paid at age 65 on the basis of service through his resignation from employment is $238,009.

DIRECTOR COMPENSATION

Directors who are not officers receive annual retainer fees as follows:
$32,000 for service as a director, plus $1,000 per committee for service as a member of a Board committee, and $2,500 for service as Chairman of a Board committee (payable in addition to retainer fees for service as a member of the committee). In addition to these retainer fees, such directors receive an attendance fee of $1,000 per day for attendance at Board meetings and any committee meetings held on the same day. Such directors are paid an attendance fee of $1,000 per day for any committee meetings held on days other than Board meeting days and for each day spent at the Company's request on committee work when no formal meeting is held. The 1993 Stock Ownership Plan for Non-Employee Directors, approved by the stockholders at the 1993 Annual Meeting, permits directors who are not

--------------------------------------------------------------------------------
employees to elect to apply all or a portion of retainer, meeting and committee fees toward the purchase of shares of Common Stock at fair market value on the date of purchase. Alternatively, non-employee directors may elect to defer all or a portion of retainer, meeting and committee fees, in which case the amount deferred will earn interest at a rate equal to the rate on U.S. government bonds having a five-year maturity. Deferred amounts will be paid out in no more than ten equal annual installments or in a lump sum payment after the later to occur of the director's attaining age 65 and termination of service as a director. The 1995 Stock Incentive Plan provides that each individual who, immediately following the annual meeting of stockholders, is a non-employee director shall receive an option to purchase 4,000 shares of Common Stock at an option price equal to 100% of the fair market value of such shares on the date the option is granted (the "Option Date"). Such options are fully exercisable during the period beginning on the earlier to occur of (a) the date that is the first anniversary of the Option Date or (b) the day immediately preceding the date of the Annual Meeting of Stockholders of the Company next following the Option Date, provided that the date of the Annual Meeting is at least 355 days after the Option Date, and ending ten years after the Option Date.
 In 1996, the Board amended the retirement plan for directors as of January 1, 1997. Prior to the plan amendment, a director with 10 or more years of service as a director would receive an annual retirement benefit equal to the then current annual retainer fee paid to active directors and a director with less than 10 years of service as a director would receive an annual retirement benefit equal to 10% of such fee for each year or fraction thereof of service as a director. Under the amended plan, each director who is active as of January 1, 1997 may elect to (i) receive an annual retirement benefit determined as if the plan had not been amended, (ii) have an amount equal to the present value of that director's earned annual retirement benefit at December 31, 1996 credited to a book-entry account of that director pursuant to a deferred compensation agreement (as described in the prior paragraph with respect to the deferral of retainer, meeting and committee fees) or (iii) convert such present value to shares of phantom stock to be credited to a book-entry account of that director. In addition, a non-employee director who is either active as of January 1, 1997 with less than ten years of service who chose alternative (ii) or (iii) above or first elected to the Board on or after January 1, 1997 will be credited as of January 1 of each year beginning January 1, 1997 (until the commencement of the director's tenth year of service) with the number of shares of phantom stock determined by dividing 35% of the annual retainer then payable by the fair market value of a share of Common Stock.

SEVERANCE PAY PROGRAM AND SPECIAL SEVERANCE PLAN

The Company has adopted a Severance Pay Program consisting of severance agreements between the Company and certain officers and key employees (including the executive officers named in the Summary Compensation Table, except that J. R. Walter's agreement is no longer in effect and J. M. Richman and the Company have not entered into a severance agreement) and a Special Severance Plan applicable to all other employees of the Company and certain subsidiaries. The severance agreements and the Plan provide severance benefits in the event of a change in control of the Company (as defined in the agreement and Plan) followed by termination of employment. These agreements provide that if the executive's employment is terminated following a change in control of the Company either (a) by the Company for reasons other than cause (as defined in the agreements) or other than as a consequence of death, disability or retirement, or (b) by the executive for reasons relating to a diminution of responsibilities, compensation or benefits or relocation requiring a change in residence or a significant increase in travel, the executive will receive certain payments and benefits. These include (i) a lump sum payment equal to up to three times the executive's current planned compensation (salary and bonus),
(ii) an amount in cash in lieu of outstanding stock bonus awards under the Company's Stock Incentive Plans, (iii) an amount in cash equal to the value of outstanding stock options, (iv) an amount in cash equal to three years

--------------------------------------------------------------------------------
of additional accrued benefits under the Company's pension plan and (v) life, disability, accident and health insurance benefits for a period of 24 months after termination of employment. These agreements also provide that if after a change in control of the Company any compensation paid to the executive, whether or not pursuant to such agreement, is subject to the federal excise tax on "excess parachute payments," the Company will pay to the executive such additional amount as may be necessary so that the executive realizes, after the payment of such excise tax and any income or excise tax on such additional amount, the amount of such compensation.

EMPLOYMENT AGREEMENT
In connection with commencing employment as Executive Vice President and Chief Financial Officer of the Company, Cheryl A. Francis entered into an agreement (the "Agreement") with the Company. The Agreement sets forth certain of the terms under which Ms. Francis is employed by the Company.
 Under the Agreement, Ms. Francis' annual base salary is $300,000 with the opportunity beginning in 1996 to earn up to 60% of base salary under the Company's Senior Annual Incentive Compensation Plan. Pursuant to the Agreement, Ms. Francis was paid a 1995 bonus of $180,000. The Agreement also provides for Ms. Francis' participation in the Company's Senior Management Long-Term Incentive Plan, with the opportunity to earn up to 80% of base salary over a three-year performance period.
 Ms. Francis was also granted 10,000 shares of restricted Common Stock, options to purchase 25,000 shares of Common Stock and premium-priced options to purchase 120,000 shares of Common Stock.
 The Agreement does not provide for a term of employment. However, if Ms. Francis is terminated by the Company for any reason other than cause prior to October 15, 1997, she will receive a lump sum cash payment equal to the product of $35,000 times the number of months (including any fractional month) between the date of Ms. Francis' termination of employment and October 15, 1997. In addition, if Ms. Francis is terminated by the Company for any reason other than cause prior to June 30, 2005, she will receive an amount equal to $838,525 (increased beginning on October 16, 1995 by the Company's borrowing rate) minus
(a) the sum of (i) the amount of ordinary income actually recognized by Ms. Francis upon the exercise of the options referred to in the preceding paragraph and (ii) if such options are vested but unexercised on the date of Ms. Francis' termination of employment, the amount of ordinary income which would be recognized if such options were exercised on such date and (b) the value of the 10,000 shares of restricted Common Stock referred to in the preceding paragraph on the date such shares vest, if such shares have vested.
 Under the Agreement, Ms. Francis is 100% vested in retirement benefits under the Company's Retirement Benefit Plan. In addition, she will receive a $10,130 additional credit in annual age 65 benefits for each full year she is employed by the Company after December 31, 1995 and before January 1, 2019, which amount represents the annualized difference between the amount Ms. Francis would have earned under her prior employer's retirement plan and the Company's Retirement Benefit Plan. See "Retirement Benefits."

--------------------------------------------------------------------------------

HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMMITTEE APPROACH TO COMPENSATION EVALUATION
The Human Resources Committee (the "Committee") is responsible for determining the annual salary, short-term and long-term cash and stock incentive compensation, and other compensation of executive officers, including the executive officers named in the Summary Compensation Table (the "named executive officers").
 This report describes the policies and rationales of the Committee in establishing the principal components of executive compensation during 1996. In its deliberations regarding compensation of executive officers, the Committee considers the following factors: (a) Company performance, both separately and compared to other companies, (b) the individual performance of each executive officer, (c) a number of comparative compensation surveys (supplied by professional compensation consultants approved by the Committee and retained by the Company for this purpose) and other material concerning compensation levels and stock grants at other companies, such as compensation and stock award information disclosed in the proxy statements of other companies, (d) historical compensation levels and stock awards at the Company, (e) the overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent and (f) the recommendations of professional compensation consultants and management.
 Companies used to define the market for executive compensation pay comparison purposes are selected with the assistance of the professional compensation consultants. The market includes a broad group of premier companies similar in revenue size to the Company, as well as a specific group of printing and publishing companies also similar in revenue size to the Company. In addition, market pay data are collected from several general industry compensation surveys. The companies used to define the market for pay comparison purposes include 10 of the 31 companies in the Peer Group used in the Performance Graph. The Committee relies on market data comprised of a broad array of companies in various industries for comparative analysis of executive compensation because the Committee believes that the Company's competitors for executive talent are more varied than the Peer Group chosen for comparing stockholder return in the Performance Graph.

EXECUTIVE OFFICERS GENERALLY
Generally, total compensation for the Chief Executive Officer and other executive officers, including salary, short- and long-term incentive compensation and the annualized projected value of stock awards, is targeted between the 50th and 75th percentile of the market. The Committee determines the individual components of the total compensation package based on the desired mix between salary and at-risk components of compensation and short- and long-term compensation.
 The Company's targeted pay package for executive officers is structured so that a significant portion (between approximately 40% and 60%, depending on the level of responsibility of the executive officer) of targeted annual cash compensation (salary, plus short- and long-term incentive compensation) is linked to Company performance (based on factors described below), because it is paid only if certain performance goals are achieved. Additionally, the value of restricted stock and stock options is tied to the Company's stock price performance.

 Salary
The Committee annually reviews the base salary of each executive officer. For 1996, the base salaries for executive officers named in the Summary Compensation Table, excluding J. M. Richman and John R. Walter, were targeted, on average, at the median salaries at other comparable companies. Increases in base salaries for 1996 were determined based on this market positioning goal and on individual performance by executive officers.

--------------------------------------------------------------------------------
 Short- and Long-Term Incentive Compensation
Both the Senior Annual Incentive Compensation Plan (the "Annual Plan") and the Long-Term Performance Awards (the "Long-Term Awards") tie payouts to Company performance. Under the Annual Plan and the Long-Term Awards, potential payout amounts (expressed as a percentage of salary) and related performance goals were established at the beginning of the relevant performance periods by the Committee, after assessing recommendations of management and professional compensation consultants.
 With respect to corporate executive officers (all named executive officers are corporate officers), Company performance under the Annual Plan was measured by Economic Value Added (EVA). EVA represents the cash operating earnings of the Company after deducting a charge for capital employed. The Company and the Committee believe that EVA represents a key financial indicator of shareholder value and is an appropriate measure of Company financial performance. With respect to executive officers responsible for various businesses, under the Annual Plan the Company's EVA counts for between 40% and 60% in the performance calculation and business specific EVA counts for the remainder.
 Under the Long-Term Awards granted to executive officers, payouts for the 1993-1995 and 1995-1997 performance periods are based on Company performance, measured by return on average stockholders' equity, with the potential for increased payout if net asset growth is also achieved. Under the Long-Term Awards granted to executive officers responsible for various businesses, Company performance is measured by the return on average stockholders' equity, with the potential for increased payout if net asset growth is also achieved, and on factors unique to the relevant business (such as growth in business revenues, growth in business earnings and return on net assets of the relevant business, with the potential for increased payout in certain cases if net asset growth is achieved). Return on average stockholders' equity counts for 50% in the calculation of the Long-Term Awards for these executive officers, and the factors specific to the relevant businesses also count for 50%. It is anticipated that performance measurements under future Long-Term Award cycles will include Company and business unit EVA.
 If the Company (and, where relevant, a particular business within the Company) does not achieve at least the minimum performance levels established under the Annual Plan for a particular year or, in the case of the Long-Term Awards, the specified years, then the payout amount under the relevant plan or award is zero. The Committee may in its discretion increase or decrease any payout to be made to a particular executive officer to reflect any special circumstances that the Committee deems significant. In 1996, the Company did not achieve established performance goals under the Annual Plan, and many executive officers (including John R. Walter and the other named executive officers, other than John M. Richman, the Acting Chairman and CEO, who did not participate in the Annual Plan) received no payout under the Annual Plan. In the cases where payouts were received for 1996 under the Annual Plan, it was because a particular business unit's performance was above the minimum performance level for that business or because the Committee determined that a payout was warranted based upon individual performance (only two executive officers received a discretionary payment in 1996).

 Stock Awards
In 1996, executive officers were granted stock options to align the interests of management more closely with those of the stockholders of the Company by increasing stock ownership by management and tying a meaningful portion of compensation to the performance of the Company's stock. In determining the size and terms of stock option grants, the Committee establishes a target grant level by management position, based on the Committee's assessment of the desired mix of short- and long-term compensation, as well as the desired target total pay positioning relative to the market. Actual stock option grants to executives may differ from target grant levels. The Committee considers the individual performance of each executive officer, historical stock grants made by the Company, and the recommendations of professional compensation consultants and management when determining the actual grants. The number of stock options awarded to executive officers in

--------------------------------------------------------------------------------
1996 was determined based on an assessment of the Company's short- and long-term performance and the importance of retaining the current management team over the vesting period.
 On January 1, 1995, premium priced option grants were made to some executive officers to supplement the target total pay structure so that total pay opportunity, including the premium priced options, would approximate the 75th percentile of the market. The objective of the premium priced options grant is to focus executives further on creating incremental shareholder value by establishing option exercise prices significantly in excess of the fair market value at the time of grant. The premium priced options were granted with exercise prices established at fifty percent (50%), seventy-five percent (75%), and one hundred percent (100%) above the fair market value at the time of grant for one-third of the total number of shares granted, respectively. The premium priced options vest nine and one-half years from the date of grant. However, these options may vest as early as four years from the date of grant, if the Company's "Total Stockholder Return" exceeds the cumulative total return during the relevant performance period of the Standard and Poor's Industrial Index stock index. Total Stockholder Return means, with respect to the relevant performance period, the fair market value on the last day of such period of the number of shares of Common Stock which is deemed to be purchased by investing $100 as of the day immediately preceding the first day of such performance period, with the reinvestment of dividends assumed in the calculation. The Committee believes that the incremental pay opportunity provided by the premium priced options is warranted by the significant appreciation in the Company's stock price required in order for the options to have value.
 Cheryl Francis, Executive Vice President and Chief Financial Officer, was hired on October 16, 1995. On January 1, 1996, premium priced option grants were made to her under the same terms as the January 1, 1995 premium priced option grants. The premiums were established using the fair market value at the time of the grant and the initial Total Shareholder Return performance period began on January 1, 1996.
 Prior to 1996, restricted stock awards were made annually to executive officers based on target award levels. In 1995, restricted stock awards significantly above target levels were made not only to encourage executives to remain with the Company over the vesting term, but also because the Committee does not intend to make future restricted stock grants except on a selective basis for specific retention and recruiting requirements. One executive officer (not a named executive officer) received a restricted stock award in 1996. No other executive officers were granted restricted stock awards in 1996.
 To emphasize the importance of stock ownership by management, the Committee and management have implemented stock ownership guidelines for all officers which require all officers to hold Company stock acquired through the Company's stock programs or through direct share purchases, and progress over a period of years toward ownership of shares having a market value relative to salary; the minimum ownership guideline is owning Company stock having a market value at least equal to salary, with the level of target ownership increasing as levels of responsibility increase, up to five times salary which is the ownership guideline for the CEO.

 Deductibility of Executive Compensation
Tax laws limit the deduction a publicly-held company is allowed for compensation paid to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. The Committee will consider ways to maximize the deductibility of executive compensation, but intends to retain the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

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COMPENSATION OF JOHN R. WALTER, CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AND JOHN
M. RICHMAN, ACTING CHAIRMAN AND CHIEF EXECUTIVE OFFICER

During 1996, John R. Walter served as Chairman and Chief Executive Officer until his resignation on October 22, 1996. John M. Richman, then serving as a director of the Company, was named Acting Chairman and Chief Executive Officer on October 22, 1996 and will serve in this capacity until a permanent CEO is named. The Committee established the compensation of John R. Walter for 1996 using substantially the same criteria that were used to determine compensation levels for other executive officers, discussed at the beginning of this report. Mr. Walter's compensation was reviewed against the compensation paid to Chief Executive Officers in the comparison groups referred to earlier in this report. Mr. Walter's total compensation (including salary, short- and long-term incentive compensation, and the annualized projected value of stock awards) was targeted at the 60th to 75th percentile of the market. In the Committee's view, this targeted level of compensation provided adequate and necessary incentives for the CEO given the challenges the Company faces to ensure future success.
 Mr. Walter's 1996 salary was not increased over his 1995 salary. The amount set forth in the salary column of the Summary Compensation Table includes accrued vacation paid in connection with Mr. Walter's resignation from the Company. Mr. Walter did not receive an annual incentive compensation payout under the Annual Plan for 1996. This outcome was the result of both his resignation from the Company and the Company's performance, as measured by EVA for the year. Corporate EVA performance for 1996 was below the minimum requirements. Performance factors that determined payout levels under the Annual Plan in 1996 were established for each of the executive officers, including Mr. Walter, at the beginning of 1996, with payout at each level being dependent on the degree of achievement of the above performance standards. Additionally, Mr. Walter, like other executive officers, did not receive a payout in 1996 under any Long-Term Award as no such awards vested in 1996. The most recent Long-Term Award covers the 1995-1997 performance period, with a potential payout based on achievement of established Company performance objectives for corporate executive officers (discussed above under "Short- and Long-Term Incentive Compensation") over the period. Upon his resignation, Mr. Walter forfeited his right to any payout under the 1995-1997 Long-Term Award.
 In determining the size and terms of stock grants to Mr. Walter, the Committee established a target grant level based on his position as CEO and the Committee's assessment of the desired mix of short- and long-term compensation, as well as the desired target total pay positioning relative to the market. In 1996, no stock awards were made to Mr. Walter as a result of his resignation from the Company. In addition, upon his resignation, Mr. Walter forfeited all unvested stock options and restricted stock granted in prior years.
 Mr. Richman is not receiving a salary for his services as Acting Chairman and CEO. Instead, he was awarded stock options on November 7, 1996, details of which are provided in the "Option/SAR Grants in 1996" Table. Mr. Richman is not participating in any other short- or long-term incentive compensation program. Mr. Richman also has the option of using Company aircraft, the value of which will be calculated and reported for 1997. In determining his compensation, the Committee considered the following factors: (a) a survey of representative compensation packages of other acting chairmen and CEOs provided by professional compensation consultants, (b) Mr. Richman's role as Acting Chairman and CEO, (c) his expected tenure as Acting Chairman and CEO, (d) the recommendations of professional compensation consultants, and (e) the Committee's focus on equity as a critical component of the Chairman's compensation.
 The following report has been approved by all members of the Committee.

                                          The Human Resources Committee

                                          Thomas S. Johnson, Chairman
                                          George A. Lorch
                                          William D. Sanders
                                          Stephen M. Wolf

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PERFORMANCE GRAPH

The following Performance Graph compares the Company's cumulative total stockholder return on its Common Stock for a five-year period (December 31, 1991 to December 31, 1996) with the cumulative total return of the Standard & Poor's 500 stock index (which includes the Company) and a peer group of companies selected by the Company for purposes of the comparison and described more fully below (the "Peer Group"). Dividend reinvestment has been assumed and, with respect to companies in the Peer Group, the returns of each such company have been weighted to reflect relative stock market capitalization.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
             AMONG R. R. DONNELLEY, S&P 500 INDEX AND PEER GROUP**

                   [LOGO OF PERFORMANCE GRAPH APPEARS HERE]

      Assumes $100 Invested on December 31, 1991 in R. R. Donnelley Common Stock, S&P 500 Index and Peer Group.
     * Total Return Assumes Reinvestment of Dividends
    ** Fiscal Year Ended December 31

 The data points for the above graph are as follows:

                         1991      1992       1993       1994       1995       1996
                         ----      ----       ----       ----       ----       ----
R. R. Donnelley          100      133.35     129.05     124.84     169.84     138.25
Standard & Poor's 500    100      107.62     118.46     120.03     165.13     203.05
Peer Group               100      118.17     131.22     127.86     163.96     181.60

--------------------------------------------------------------------------------
The Company provides a broad range of services to a diverse group of customers in several industries, including publishers (of, for example, magazines and books), merchandisers (such as retailers and catalog merchants), technology companies (such as computer hardware manufacturers and software publishers) and information providers. Because the Company's services and customers are diverse, the Company does not believe that there is a single published industry

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or line of business index that is appropriate for comparing stockholder return.
The Peer Group selected by the Company for the above Performance Graph is a combination of two industry groups of companies identified by Value Line Publishing, Inc., a publisher of investment surveys ("Value Line")--the publishing group (which includes printing companies) and the newspaper group-- except that the Company has been excluded. Also, any company whose common stock has not been traded on domestic exchanges for the relevant five-year period is excluded. All companies included by Value Line in the two relevant industry groups have common stock that has been traded for the relevant five-year period as of December 31, 1996. Other printing companies (as well as the Company) are included by Value Line in its publishing group. Many companies included in these two Value Line groups are ones with whom the Company is most frequently compared by investment analysts. This combination of printing, publishing and newspaper companies has been selected to best represent the Company's diverse range of products, services and customers.
 The companies included in the Peer Group are: Banta Corporation; Bowne & Co. Inc.; Central Newspapers (class A stock); Deluxe Corporation; Dow Jones & Company, Inc.; The Dun & Bradstreet Corporation; Gannett Co., Inc.; Golden
Books Family Entertainment; Graphic Industries; Harcourt General Inc.; Houghton Mifflin Company; John H. Harland Company; Knight-Ridder, Inc.; Lee Enterprises, Inc.; McClatchy Newspapers, Inc. (class A stock); McGraw-Hill, Inc.; Media General, Inc. (class A stock); Meredith Corporation; National Education Corporation; News Corp Ltd; The New York Times Company (class A stock); Playboy Enterprises, Inc. (class B stock); Pulitzer Publishing Company; The Reader's Digest Association, Inc. (class A stock); Scholastic Corporation; The E.W. Scripps Company (class A stock); Southam Inc.; The Times Mirror Company (class
A stock); Thomson Corp.; Tribune Company; and The Washington Post Company
(class B stock); Central Newspapers and Scholastic Corporation have been added to the Peer Group because Value Line added them to the relevant industry group in 1996. CCH Incorporated, which was in the Peer Group for 1995, was deleted from the Peer Group because it is no longer included in the Value Line publishing or newspaper group. Western Publishing Group, Inc., which was in the Peer Group for 1995, changed its name to Golden Books Family Entertainment.

--------------------------------------------------------------------------------
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Company has not selected its independent public accountants for 1997. This selection is normally made by the Board of Directors after the annual meeting of stockholders, after the Audit Committee, the members of which are identified under "Information about Directors and Nominees for Directors," has reviewed audit proposals for such year. After such review, the Audit Committee will recommend the selection of accountants for 1997 to the Board of Directors, which will make the final selection.
 Arthur Andersen LLP served as the Company's independent public accountants in 1996 and for thirty years prior thereto. Representatives of that firm are expected to be present at the 1997 Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

--------------------------------------------------------------------------------
STOCKHOLDER PROPOSAL REGARDING EXECUTIVE COMPENSATION

The Company has been notified that the following stockholders intend to introduce and support the following proposal at the 1997 Annual Meeting: Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian, Michigan 49221, which has provided certification to the Company indicating that, as of October 10, 1996, it was the beneficial owner of 100 shares of Common Stock, and Mercy Consolidated Asset Management Program, 20 Washington Square North, New York, New York 10011, which has provided certification to the Company that, as of October 16, 1996, it was the beneficial owner of 200 shares of Common Stock. Based on the certifications of ownership outlined above, the stockholder proponents own a total of 300 shares of Common Stock which represents less than one percent (1%) of the total shares of Common Stock outstanding on December 31, 1996.

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WHEREAS: We believe financial, social and environmental criteria should all be taken into account in setting compensation packages for corporate officers. Public scrutiny of executive compensation is intensifying, with serious concerns being expressed about the widening chasm between salaries of top corporate officers, U.S. employees and workers in low wage countries. Concerns include:
  . In 1995 Pearl Meyer and Partners reported that CEO compensation packages at large corporations increased 23%, to an average of $4.37 million. That is $2,100 an hour, or 183 times the average U.S. worker's 1995 hourly earnings according to the Council on International and Public Affairs.
  . As CEO salaries soared in 1995, U.S. private sector worker pay and benefits inched up just 2.8%, the lowest increase since the Department of Labor created the employment cost index in 1980.
  . Executives of companies with Mexican operations often make several thousand times the pay of their Mexican employees. In 1994, Ford's CEO Alexander Trotman made 2,003 times the annual pay of an average Ford employee in Mexico. Allied Signal's CEO, Lawrence Bossidy's compensation package of $8.4 million in 1995 was more than the company's total annual Mexican payroll of $7.8 million for approximately 3,800 workers.
  . Our company's CEO and Chairman received a total compensation package of $5,212,081 in 1995. In our company's plant in Reynosa, Mexico, R. R. Donnelley's maquiladora workers received a base wage of between 143.50 pesos ($19) and 275 pesos ($36.65) for a five day week (Donnelley's "Reynosa Operation Report," December 1995). This salary does not even provide purchasing power sufficient for workers to meet their families' immediate needs.
  . Our company needs to address the implications of paying high executive salaries and poverty wages to workers in developing nations. The situation in Mexico is illustrative of conditions in other R. R.
    Donnelley plants benefiting from cheap labor. Consequences of paying widely divergent compensation levels might include decreased worker commitment, poor labor-management relations, and harm to R. R.
    Donnelley's public image. We believe our company should adopt a policy of paying a sustainable wage, providing enough purchasing power for workers to support themselves and their families. Bristol-Meyers Squibb and Proctor & Gamble have established a living wage policy for their global operations.

RESOLVED: Shareholders request the Board institute a special Executive Compensation Review, and prepare a report available to shareholders by October 1997 summarizing the results and recommended changes. The review shall cover pay, benefits, perks, stock options, and special arrangements in the compensation packages for all top officers.
 The review will include:
   1. Ways to link our company's executive compensation more closely to financial, social and environmental performance with proposed criteria.
   2. Comparison of compensation packages for company officers with the lowest and average wages for company employees in the U.S. and with three low wage countries, including Mexico.
   3. Whether a cap should be placed on compensation packages for officers to prevent our company from paying excessive compensation.

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POSITION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS SUPPORT THE BOARD OF DIRECTORS AND VOTE AGAINST THE STOCKHOLDER PROPOSAL.
The proposal on executive compensation is similar, in its emphasis on the wage and benefit practices at the Company's maquiladora operations, to proposals that were defeated by the stockholders at the Annual Meetings in 1995 (by over 91% of the votes cast, excluding abstentions and broker non-votes) and 1996 (by over 95% of the votes cast, excluding abstentions and broker non-votes).

--------------------------------------------------------------------------------
 The Human Resources Committee of the Board of Directors is responsible for determining the compensation to be paid to the Company's senior officers. The Committee's approach to compensation is discussed at length in the Human Resources Committee Report on Executive Compensation included in this proxy statement (the "Committee Report"). The Committee annually reviews the base salary of each executive officer and selects the performance factors and targets which determine payouts to executive officers under the Company's short- and long-term incentive compensation plans. In selecting these factors and targets, the Committee is assisted by professional compensation consultants who provide, among other things, objective data concerning compensation programs at companies used to define the market for executive compensation pay comparison purposes. The market data are used to determine the overall competitive environment for executives and the level of compensation and the nature of the compensation programs and performance targets necessary to attract and retain executive talent.
 The Board believes that the Company's compensation program for executive officers is competitive and is carefully and thoroughly researched by the Committee, and that the incentive compensation programs are appropriately tied to key performance factors with payout dependent on the achievement of stated performance objectives. These factors are discussed at length in the Committee Report. The Board believes that the executive compensation review and report requested by the proponents is not warranted and would not result in any benefit to the stockholders.
 The Company has also reviewed wage and benefits practices at its Reynosa, Mexico operations in the recent past and the Board believes that these practices are satisfactory and that changes in these practices are unnecessary at this time. The most recent report on the maquiladora operations is dated December 1995 and is available to stockholders. The Board believes that the data the Human Resources Committee used in establishing executive compensation is appropriate and that a comparison of the compensation packages of the executive officers with the lowest and average wages for Company employees at various locations, including Mexico, would be redundant.
 The Board notes that the proponents' assertion that J. R. Walter received a total compensation package of $5,212,081 in 1995 is not accurate and overstates Mr. Walter's compensation. The total calculated by the proponents mistakenly includes as dollars the number 559,500, which is instead the number of option shares (including 500,000 premium-priced option shares) received by J. R.
Walter in 1995. All of these option shares were forfeited when Mr. Walter left the Company on October 22, 1996. Additionally, the restricted stock award made in 1995 and valued at $1,912,500 in the Summary Compensation Table vested over a seven year period, with the first vesting occurring in the year 2000. This restricted award was also forfeited when Mr. Walter left the Company. Finally, the LTIP payout amount of $1,230,159 made in 1995 and included in the 1995 total compensation number calculated by the proponents represented incentive compensation earned by Mr. Walter over the three year period from 1993-1995.
The overall compensation package granted to J. R. Walter, on an annualized basis, was competitive within the relevant comparison group, and significantly lower than calculated by the proponents.
 The affirmative vote of the holders of a majority of the shares of Common
Stock present in person or by proxy at the 1997 Annual Meeting, and entitled to vote on the stockholder proposal on executive compensation, is required to approve it.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THE STOCKHOLDER PROPOSAL.

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STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 1998 ANNUAL MEETING

Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company by October 21, 1997, to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. The 1998 Annual Meeting of Stockholders is currently scheduled to be held on March 26, 1998.
 The Nominating and Governance Committee will consider nominees recommended by stockholders as candidates for election to the Board of Directors, and proposals recommended by stockholders, at the Annual Meeting of Stockholders. The By-Laws of the Company provide that a stockholder wishing to nominate a candidate for election to the Board, or make a proposal, is required to give written notice to the Secretary of the Company of his or her intention to do so. The notice of nomination or proposal must be received by the Company not less than sixty days nor more than ninety days prior to the stockholders' meeting, or if less than seventy-five days' notice or prior public disclosure of the meeting date is given or made, the notice of nomination or proposal must be received within ten days after the meeting date is announced. The notice of nomination or proposal is required to contain certain information about the nominee or proposal and the stockholder making the nomination or proposal. The Company may require that a proposed nominee furnish other information to determine that person's eligibility to serve as director. A nomination or proposal which does not comply with the above procedure will be disregarded.
 Such proposals or nominations should be addressed to Secretary, R. R. Donnelley & Sons Company, 77 West Wacker Drive, Chicago, Illinois 60601-1696.

--------------------------------------------------------------------------------
DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

Management does not now intend to bring before the 1997 Annual Meeting any matters other than those specified in the notice of the meeting, and it does not know of any business which persons other than the management could properly present at the meeting other than the stockholder proposal discussed in this Proxy Statement. Should any other matter requiring a vote of the stockholders properly come before the meeting, the persons named in the accompanying proxy intend to vote the shares represented by them in accordance with their best judgment.

                                          By order of the Board of Directors

                                          Monica M. Fohrman
                                          Secretary

Chicago, Illinois
February 18, 1997

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P R O X Y

R. R. DONNELLEY & SONS COMPANY           PROXY/VOTING INSTRUCTION CARD
CHICAGO, ILLINOIS
-------------------------------------------------------------------------------
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MARCH 27, 1997.

The undersigned hereby appoints James R. Donnelley, Charles C. Haffner III and Cheryl A. Francis, or any of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of R. R. Donnelley & Sons Company to be held on March 27, 1997 at eight o'clock a.m., Chicago time, and at any adjournments thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present.

Your vote with respect to the election of Directors and the other proposals may be indicated on the reverse. Nominees for Director are: James R. Donnelley, Thomas S. Johnson, George A. Lorch and M. Bernard Puckett.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

This card also provides voting instructions for shares held in the Dividend Reinvestment Plan and, if registrations are identical, shares held for the benefit of Donnelley employees in the Tax Credit Stock Ownership Plan ("TRASOP") and the Employee Monthly Investment Plan ("EMIP").

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Comments:______________________________________________________________________

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(IF YOU HAVE WRITTEN IN THE ABOVE SPACE, PLEASE MARK THE "COMMENTS" BOX ON THE
REVERSE OF THIS CARD.)

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                           . FOLD AND DETACH HERE .

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                            __
    PLEASE MARK YOUR        |
[X] VOTES AS IN THIS                                                     7827
    EXAMPLE.                                                             ----

 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND AGAINST PROPOSAL 2.

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    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS.
-------------------------------------------------------------------------------

1. Election of Directors
   (see reverse)

       FOR       WITHHELD
       [_]         [_]

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

Change of Address/Comments on Reverse side

       [_]

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         THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 2.
-------------------------------------------------------------------------------

2. Stockholder proposal regarding executive compensation

       FOR        AGAINST         ABSTAIN
       [_]          [_]             [_]

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3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, officer, general partner, etc., please give full title as such.



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 SIGNATURE(S)                                                   DATE

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                           . FOLD AND DETACH HERE .